EXHIBIT 10.1

                       [Jackson Walker L.L.P. Letterhead}

                                October 27, 1997


Armstrong Associates, Inc.
750 North St. Paul, Suite 1300
Dallas, Texas 75201

                  Re:      Armstrong Associates, Inc.

Gentlemen:

         We have acted as counsel for Armstrong Associates, Inc., a Texas corporation (the "Company"), solely for purposes of rendering this opinion in connection with the Company's registration of an indefinite number of shares ("Shares") of its Common Stock, par value $1.00 per share, pursuant to Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A (No. 2-27539) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and Post-Effective Amendment No. 28 to the Registration Statement under the Investment company Act of 1940, as amended. As such counsel we have examined and relied upon the originals, or copies identified to our satisfaction, of such corporate records, documents, certificates and other instruments that in our judgment are necessary or appropriate to enable us to render the opinion hereinbelow set forth.

         We are of the following opinion:

         (1) The company is a corporation duly incorporated and validly existing under the laws of the State of Texas with authorized capital stock consisting solely of 6,000,000 shares of Common Stock, par value of $1.00 per share.

         (2) When payment, in an amount per Share equal to the net asset value per Share of the Company calculated in the manner described in the Registration Statement, but in no event in an amount less than $1.00 per Share, has been received by the company for the sale of Shares, such Shares, up to a maximum aggregate of 6,000,000 Shares, when issued, will be validly issued, fully-paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,



                                      /s/Jackson Walker L.L.P.